Exhibit 99.2

SUPPLEMENTAL QUARTERLY FINANCIAL DATA
(Unaudited; Dollars in millions, except per share amounts)

	2013					2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter
Revenues:
Entertainment	$2,539	$2,008	$1,884	$2,214	$8,645	$2,303
Cable Networks	478	518	596	477	2,069	537
Publishing	171	189	224	225	809	153
Local Broadcasting	638	698	641	719	2,696	626
Eliminations	(63)	(44)	(43)	(64)	(214)	(49)
Total Revenues	$3,763	$3,369	$3,302	$3,571	$14,005	$3,570
Segment OIBDA: (a)
Entertainment	$480	$429	$431	$418	$1,758	$457
Cable Networks	231	207	261	199	898	259
Publishing	12	21	43	37	113	13
Local Broadcasting	199	255	181	263	898	200
Corporate	(77)	(64)	(82)	(109)	(332)	(67)
Total Segment OIBDA	845	848	834	808	3,335	862
Restructuring charges	—	—	—	(20)	(20)	—
Depreciation and amortization	(74)	(73)	(70)	(73)	(290)	(71)
Total Operating Income	$771	$775	$764	$715	$3,025	$791
Operating Income (Loss):
Entertainment	$440	$391	$394	$368	$1,593	$420
Cable Networks	227	202	255	193	877	254
Publishing	10	20	41	35	106	11
Local Broadcasting	176	234	161	236	807	179
Corporate	(82)	(72)	(87)	(117)	(358)	(73)
Total Operating Income	771	775	764	715	3,025	791
Interest expense	(94)	(94)	(93)	(94)	(375)	(93)
Interest income	2	2	2	2	8	3
Other items, net	(2)	(6)	6	9	7	5
Earnings from continuing operations before income taxes and equity in loss of investee companies	677	677	679	632	2,665	706
Provision for income taxes	(218)	(234)	(226)	(200)	(878)	(234)
Equity in loss of investee companies, net of tax	(9)	(8)	(22)	(10)	(49)	(10)
Net earnings from continuing operations	450	435	431	422	1,738	462
Net earnings (loss) from discontinued operations	(7)	37	63	48	141	6
Net earnings	$443	$472	$494	$470	$1,879	$468

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$.72	$.71	$.71	$.70	$2.86	$.79
Net earnings (loss) from discontinued operations	$(.01)	$.06	$.10	$.08	$.23	$.01
Net earnings	$.71	$.78	$.82	$.78	$3.09	$.80

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$.71	$.70	$.70	$.69	$2.79	$.77
Net earnings (loss) from discontinued operations	$(.01)	$.06	$.10	$.08	$.23	$.01
Net earnings	$.69	$.76	$.80	$.76	$3.01	$.78

Weighted average number of common shares outstanding:
Basic	621	609	603	599	608	585
Diluted	638	624	618	615	624	600

Pro Forma Per Share Data: (b)
Pro Forma - Basic net earnings from continuing operations per common share	$.78	$.77	$.77	$.76	$3.09	$.86
Pro Forma - Diluted net earnings from continuing operations per common share	$.76	$.75	$.75	$.74	$3.00	$.83

Pro Forma weighted average number of common shares outstanding: (c)
Basic	576	564	558	554	563	540
Diluted	593	579	573	570	579	555

(a) The Company presents segment operating income (loss) before depreciation and amortization, restructuring charges and impairment charges, where applicable, ("Segment OIBDA") as the primary measure of profit and loss for its operating segments in accordance with Financial Accounting Standards Board guidance for segment reporting. The Company believes the presentation of Segment OIBDA is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company's management and enhances their ability to understand the Company's operating performance.

(b) Pro forma per share data is calculated as net earnings from continuing operations divided by pro forma weighted average number of common shares outstanding.

(c) Pro forma weighted average number of common shares outstanding reflects historical weighted average shares outstanding reduced by 44,723,131 shares of CBS Corp. Class B Common Stock accepted by the Company in exchange for 97,000,000 shares of Outdoor Americas common stock that it owned.